UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : July 5, 2005

AMEGY BANCORPORATION, INC.

(Exact name of registrant as specified in charter)

Texas	000-22007	76-0519693
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

4400 POST OAK PARKWAY HOUSTON, TEXAS	77027
(Address of Principal Executive Offices)	(Zip Code)

(713) 235-8800

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On July 5, 2005, Zions Bancorporation, a Utah corporation (“Zions”), Independence Merger Company, Inc., a Texas corporation and wholly owned subsidiary of Zions (the “Merger Sub”), and Amegy Bancorporation, Inc., a Texas corporation (“Amegy”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Amegy will merge with and into the Merger Sub, with the Merger Sub as the surviving corporation (the “Merger”). As a result of the Merger, Amegy will become a wholly owned subsidiary of Zions.

Pursuant to the Merger Agreement, at the effective time of the Merger Amegy shareholders will receive, at their election (subject to proration), cash or Zions common stock, in either case having a value equal to $8.50 plus the product of 0.2020 times the average closing price of Zions common stock for the ten trading days prior to the closing date for each share of Amegy common stock they hold. The total consideration consists of approximately $600 million in cash and approximately 14.25 million shares of Zions common stock prior to giving effect to any outstanding options. The Zions common stock consideration to be received in the Merger is expected to be tax-free to Amegy shareholders.

The Merger is conditioned upon, among other things, approval of the Merger by Amegy shareholders; approval by certain banking regulators; the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and other customary regulatory approvals and closing conditions.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein.

Additional Information and Where to Find it

Zions Bancorporation will file a Form S-4, Amegy Bancorporation, Inc. will file a proxy statement and both companies will file other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE FORM S-4 AND PROXY STATEMENT WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Zions free of charge by contacting: Investor Relations, Zions Bancorporation, One South Main Street, Suite 1134, Salt Lake City, Utah 84111, (801) 524-4787. You may obtain documents filed with the SEC by Amegy free of charge by contacting: Controller, Amegy Bancorporation, Inc., 4400 Post Oak Parkway, Houston, Texas 77027, (713) 235-8800.

Participants in Solicitation

Zions Bancorporation, Amegy Bancorporation, Inc., and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from Amegy’s shareholders in connection with the merger. Information about the directors and executive officers of Zions and their ownership of Zions stock is set forth in the proxy statement for Zions’ 2005 Annual Meeting of Shareholders. Information about the directors and executive officers of Amegy and their ownership of Amegy stock is set forth in the proxy statement for Amegy’s 2005 Annual Meeting of Shareholders. Investors may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger when they become available.

Investors should read the Form S-4 and proxy statement carefully when they become available before making any voting or investment decisions.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Exhibit
2.1	Agreement and Plan of Merger, dated as of July 5, 2005, by and among Zions Bancorporation, Independence Merger Company, Inc., and Amegy Bancorporation, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEGY BANCORPORATION, INC.

Dated: July 7, 2005	By:	/s/ P. Allan Port
P. Allan Port
Executive Vice President, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Agreement and Plan of Merger, dated as of July 5, 2005, by and among Zions Bancorporation, Independence Merger Company, Inc., and Amegy Bancorporation, Inc.